Amendment No. 1 to the Worthington Industries, Inc.

Deferred Profit Sharing Plan, as Amended and Restated

WHEREAS, Worthington Industries, Inc. (the “Company”) is the sponsor of the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of participating affiliates;

WHEREAS, the Plan has most recently been amended and restated effective on and after January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan;

WHEREAS, the Company desires to amend the Plan in regarding the benefits for employees of Worthington Industries Engineered Cabs, Inc. (“Cabs”) and Worthington Steelpac Systems LLC (“Packing Solutions”) in connection with a corporate restructuring;

WHEREAS, prior to June 1, 2017, Packing Solutions was part of the “all other companies” qualified separate line of business and the employees of Packing Solutions were entitled to receive employer and matching contributions as set forth in Sections 8.1 and 8.2 of the Plan, and Cabs was part of the “Angus/Cabs” qualified separate line of business and the employees of Cabs were entitled to receive matching contributions, but no other employer contributions, as set forth in Appendix B of the Plan; and

WHEREAS, effective June 1, 2017, Packing Solutions became part of the Angus/Cabs qualified separate line of business, but employees of Packing Solutions will continue to receive matching and employer contributions for the remainder of the 2017 Plan Year pursuant to Sections 8.1 and 8.2 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows.

1.
Appendix B is hereby amended and restated as follows:
Appendix A

Addition of Angus Participating Employees

The following provisions of this Appendix B shall apply to a “Cabs Participating Employee” (as defined herein).

Effective as of the commencement of business on September 3, 2013 (“Angus Effective Date”), the assets of the Angus Industries, Inc. 401(k) Retirement Plan (“Angus Plan”) will be transferred to this Plan.

All amounts transferred to the Plan from the Angus Plan will be 100% vested when received by the Plan.

The accounts received by the Plan from the Angus Plan shall be transferred to similar accounts held for the benefit of Angus Participating Employees, to the extent administratively practicable and as permitted by the Committee.

Angus Industries, Inc., Angus-Palm LLC and Advanced Component Technologies, Inc., now collectively known as Worthington Industries Engineered Cabs, Inc., shall each become a Participating Employer (also referred to in this Plan as “Cabs Participating Employer(s)).” An Eligible Employee employed by a Cabs Participating Employer may also be referred to by the Plan as a “Cabs Participating Employee.”

The businesses of the Cabs Participating Employers shall constitute a “separate line of business” (within the meaning of Code Section 414(r)(1) and applicable regulations thereunder) from the other Participating Employers, and the provisions of this Plan applicable to Angus Participating Employers and its Eligible Employees shall be administered separately for the benefit of such employees and employers. Effective June 1, 2017, Worthington Steelpac Systems, LLC (also referred to as Packing Solutions) shall also become part of the Cabs Participating Employers separate line of business. Packing Solutions shall become a Cabs Participating Employer for all purposes effective January 1, 2018.

A Cabs Participating Employee who, as of the Angus Effective Date, had at least 3 months of service with an Cabs Participating Employer, shall immediately commence participation in the Plan. All other Cabs Participating Employees shall be required to satisfy the eligibility requirements set forth in Section 1 of the Plan. Notwithstanding the foregoing, effective on and after September 3, 2013 and ending as of the close of business on December 31, 2014, the Cabs Participating Employees described below shall be entitled to receive a Matching Contribution on and after the first day of the month following 90 days from such person’s date of hire. The preceding sentence shall only apply to an Cabs Participating Employee who received a Matching Contribution during such dates earlier than the date prescribed under the Plan for receiving Matching Contributions.

The matching and employer contribution provisions of the Plan shall not apply to a Cabs Participating Employer or a Cabs Participating Employee. A Cabs Participating Employee shall in no event be eligible to receive a Regular Employer Contribution in accordance with Section 8.1 of the Plan. A Cabs Participating Employee shall be entitled to receive a Matching Contribution only as set forth in the following alternative Section 8.2, which shall solely be applicable to the Cabs Participating Employee. Notwithstanding the foregoing, for the period between June 1, 2017 and December 31, 2017, employees of Packing Solutions shall be entitled to receive Regular Employer Contributions in accordance with Section 8.1 of the Plan and Matching Contributions as set forth in Section 8.2 of the Plan and not the alternative sections set forth in this Appendix B.

8.2. Allocation of Matching Contributions. A Cabs Participating Employer shall make a Matching Contribution for the benefit of a Cabs Participating Employee who satisfies or who is deemed to satisfy the eligibility requirements for Matching Contributions set forth in Section 1 and who makes 401(k) Contributions or Roth 401(k) Contributions to the Plan in an amount equal to 50% of such individual’s 401(k) Contributions and Roth 401(k) Contributions, but not more than 3% of such individual’s Compensation shall be matched (with a maximum Matching Contribution of 1.5% of a Participant’s Compensation). Matching Contributions shall be allocated on a payroll period or other basis as designed by the Committee. Notwithstanding the foregoing, the Committee may elect to “true up” Matching Contributions (i.e., reallocate Matching Contributions on an annual basis).

A loan made to a Cabs Participating Employee prior to the Angus Effective Date shall be repaid to the Plan in accordance with terms of the Angus Plan and loan program provisions applicable to such individual as of the date that the loan was made. All loans made to a Cabs Participating Employee on or after the Angus Effective Date shall be subject to the provisions of this Plan and its loan program.

Section 15.2 of the Plan shall be modified as follows:

As of the Angus Effective Date, a Cabs Participating Employee shall not be entitled to receive a hardship distribution from the amount of the non-elective contribution account or matching contribution account previously held for the benefit of such person under the Angus Plan.

Section 15.4 of the Plan shall be modified as follows:

As of the Angus Effective Date, a Cabs Participating Employee shall also be entitled to withdraw, upon the attainment of age 59½, the amount of a non-elective contribution account previously held for the benefit of such person under the Angus Plan which has been transferred to this Plan.

Installment distributions shall be offered to Cabs Participating Employees to the extent provided in Section 15.4 of the Plan.

Notwithstanding any provision in the Plan to the contrary, the portion of the Plan applicable to Cabs Participating Employees shall comply with and hereby incorporates by reference the provisions of Code Sections 401(k)(3) and 401(m)(2), and Treasury Regulations 1.401(k)-2 and 1.401(m)-2. The Plan shall comply with the preceding Code Sections and Regulations by: (a) using the current year testing method in determining a Participant’s actual deferral percentage and actual contribution percentage; (b) calculating each Participant’s actual deferral percentage and actual contribution percentage by using the Participant’s Compensation for the portion of the Plan Year in which such person was a Participant; and (c) reclassifying excess contributions and deferrals as catch-up contributions prior to the distribution of the excess amounts.

[REMAINDER OF THE PAGE LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this amendment as Plan sponsor for the benefit of its eligible employees and the eligible employees of all participating companies, effective as of June 1, 2017, or as otherwise set forth above.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Print Name: Dale T. Brinkman Title: Vice President - Secretary Date: 5/31/2017

5/30/2017 27443342